Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exide Technologies:

We consent to the incorporation by reference in the registration statements (No. 333-126619, No. 333-138772, and No. 333-147243) on Form S-3 and (No. 333-168479, No. 333-161946, No. 333-138766, No. 333-123807 and No. 333-128897) on Form S-8 of Exide Technologies (“the Company”), of our report dated July 31, 2014 and 2013, with respect to the consolidated balance sheets of Exide Technologies and subsidiaries as of March 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, which report appears in the March 31, 2014 annual report on Form 10-K of Exide Technologies.

Our report dated July 31, 2014 contains an explanatory paragraph that states that the Company’s bankruptcy filing and related matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Atlanta, Georgia
July 31, 2014